                                                                    EXHIBIT 11.1

                               GERON CORPORATION

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE


                                                    YEARS ENDED DECEMBER 31,                    MARCH 31,
                                            ----------------------------------------    -------------------------
                                               1993           1994          1995           1995          1996
                                            -----------   ------------   -----------    -----------   -----------
Historical primary:
  Shares used in calculation
     of net loss per share:
     Weighted average common stock
       outstanding........................      506,535        562,764       839,490        709,418       893,867
     Shares related to SAB Nos. 55, 64
       and 83:
       Common stock (1)...................       34,557         34,557        34,557         34,557        34,557
       Stock options (2)..................      685,949        685,949       685,949        685,949       685,949
       Preferred stock, if converted
          (1).............................        2,941          2,941         2,941          2,941         2,941
                                            -----------   ------------   -----------    -----------   -----------
                                              1,229,982      1,286,211     1,562,937      1,432,865     1,617,314
                                             ==========    ===========    ==========     ==========    ==========
Net loss..................................  $(5,947,000)  $(10,178,000)  $(8,199,000)   $(2,954,000)  $(2,435,000)
                                             ==========    ===========    ==========     ==========    ==========
Net loss per share........................  $     (4.84)  $      (7.91)  $     (5.25)   $     (2.06)  $     (1.51)
                                             ==========    ===========    ==========     ==========    ==========
Pro forma:
  Shares used in calculation of
     net loss per share:
     Weighted average common stock outstanding........................       839,490                      893,867
     Preferred stock, if converted....................................     5,283,939                    6,265,767
     Shares related to SAB Nos. 55, 64 and 83:
       Common stock (1)...............................................        34,557                       34,557
       Stock options (2)..............................................       685,949                      685,949
       Preferred stock, if converted (1)..............................         2,941                        2,941
                                                                         -----------                  -----------
                                                                           6,846,876                    7,883,081
                                                                         -----------                  -----------
Net loss..............................................................   $(8,199,000)                 $(2,435,000)
                                                                          ==========                   ==========
Pro forma net loss per share..........................................   $     (1.20)                 $     (0.31)
                                                                          ==========                   ==========


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(1) Includes all common and preferred shares, respectively, issued during the twelve months ended June 12, 1996 at a price per share less than the assumed initial public offering price applied retroactively for all periods presented.


(2) Assumed exercise of stock options granted during the twelve months ended June 12, 1996, and purchase of treasury stock at the assumed initial public offering price applied retroactively for all periods presented.